Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

Cognition Therapeutics, Inc. (the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company’s common stock, $0.001 par value per share (“Common Stock”) is registered under Section 12(b) of the Exchange Act. The following description of our Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our third amended and restated certificate of incorporation (the “Certificate of Incorporation”), and amended and restated bylaws (the “Bylaws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part. We encourage you to read our Certificate of Incorporation, Bylaws and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), for additional information.

References to “Cognition,” “we,” “our” and the “Company” herein are, unless the context otherwise indicates, only to Cognition Therapeutics, Inc. and not to any of its subsidiaries.

Common Stock

Authorized Capital Stock. Our authorized capital stock consists of 260,000,000 shares, 250,000,000 of which are designated as Common Stock and 10,000,000 of which are designated as preferred stock with a par value of $0.001 (“Preferred Stock”). Shares of our Common Stock have the following rights, preferences and privileges:

Voting Rights. Except as otherwise provided by the DGCL or our Certificate of Incorporation and subject to the rights of holders of any series of Preferred Stock, all of the voting power of our stockholders is vested in the holders of the Common Stock, and each holder of Common Stock has one vote for each share held by such holder on all matters voted upon by our stockholders. No holder of Common Stock is entitled to the right of cumulative voting. At meetings of our stockholders, a plurality of the votes cast is sufficient to elect a director to our board of directors (the “Board”).

Dividends. Except as otherwise provided by the DGCL or our Certificate of Incorporation, and subject to the powers, rights, privileges, preferences and priorities of holders of any series of Preferred Stock, the holders of Common Stock will share ratably in all dividends payable in cash, stock or otherwise and other distributions, whether in respect of liquidation or dissolution (voluntary or involuntary) or otherwise, at such times and in such amounts as our Board in its sole discretion may determine.

No Preemptive or Similar Rights. Holders of our Common Stock have no preemptive, subscription, redemption or conversion rights.

Transfer Agent and Registrar. The transfer agent and registrar for our Common Stock is American Stock Transfer & Trust Company, LLC.

Listing. Our Common Stock is listed on the Nasdaq Global Market under the symbol “CGTX.”

Preferred Stock

Our Board has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the dividend, voting and other rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding. Our Board may authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our Common Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control and may adversely affect the market price of the Common Stock and the voting and other rights of the holders of our Common Stock.

We have no current plans to issue any shares of Preferred Stock.

The exercise price of the Warrants and the number of shares of our common stock issuable upon exercise of the Warrants are subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders. Except by virtue of such holder’s ownership of shares of our common stock, the holder of a Warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until such holder exercises the Warrant.Anti-Takeover Effects of Delaware Law and our Certificate of Incorporation and Bylaws

Certificate of Incorporation and Bylaws

Provisions of our Certificate of Incorporation and Bylaws may delay or discourage transactions involving an actual or potential change of control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our Common Stock. Among other things, our Certificate of Incorporation and Bylaws:

•	divide our Board into three classes with staggered three-year terms;
•	provide that a special meeting of stockholders may be called only by (i) a majority of our Board, (ii) the Chairperson of the Board or (iii) our Chief Executive Officer;
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establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board;

•	provide that stockholders may only act at a duly organized meeting; and
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provide that members of our Board of directors may be removed from office by our stockholders only for cause by the affirmative vote of 66 2/3% of the total voting power of all shares entitled to vote generally in the election of directors.

Our Certificate of Incorporation and Bylaws provide that the Court of Chancery of the State of Delaware (or, in the event that the Court of Chancery does not have jurisdiction, the United States District Court for the District of Delaware or other state courts of the State of Delaware) is the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of fiduciary duty, any action asserting a claim against us arising pursuant to the DGCL, our Certificate of Incorporation or our Bylaws, or any action asserting a claim against us that is governed by the internal affairs doctrine; provided that, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction; and provided further that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Delaware.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Our Certificate of Incorporation and Bylaws, however, provide that the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action against us or any of our directors, officers, employees or agents and arising under the Securities Act.

Delaware Anti-Takeover Law

We are subject to Section 203 of the DGCL, which prohibits persons deemed “interested stockholders” from engaging in a “business combination” with a publicly-held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation's voting stock. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our Board, such as discouraging takeover attempts that might result in a premium over the market price of our Common Stock.